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                                                                    EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT

                                       OF

                         CERTIFICATE OF INCORPORATION

                                       OF

                       LATTICE SEMICONDUCTOR CORPORATION
                            A DELAWARE CORPORATION

     Lattice Semiconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That at a regular meeting of the Board of Directors of this Corporation, resolutions were duly adopted (in accordance with Section 242 of the General Corporation Law of the State of Delaware) setting forth the proposed amendment to the Certificate of Incorporation of this Corporation, declaring said amendment to be advisable, and calling for the approval by the stockholders of this Corporation upon consideration thereof. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED: That the first paragraph of Article IV of the Certificate of Incorporation of the Company be amended in its entirety to read as follows:

                                  "ARTICLE IV
                                  -----------

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, par value One Cent ($0.01) each, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value One Cent ($0.01) each ("Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, par value One Cent ($0.01) each ("Preferred Stock")."

     SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the Board directed that the amendment be considered at the next annual meeting of the stockholders of this


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Corporation, and at such meeting, the holders of the necessary number of shares as required by statute voted in favor of said amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Lattice Semiconductor Corporation has duly caused this Certificate of Amendment of Certificate of Incorporation to be signed by Cyrus Y. Tsui, its Chairman, Chief Executive Officer and President, and attested to by Frances J. Dishman, its Assistant Secretary, this 8th day of September, 1993.

                                      LATTICE SEMICONDUCTOR CORPORATION
                                      A Delaware Corporation



                                      By: /s/ Cyrus Y. Tsui
                                          -------------------------------------
                                              Cyrus Y. Tsui,
                                              Chairman, Chief Executive Officer
                                                and President


ATTEST:


By: /s/ Frances J. Dishman
    --------------------------------
        Frances J. Dishman,
        Assistant Secretary



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